Exhibit 10.7

EMPLOYMENT TERM SHEET

This Employment Term Sheet (this “Term Sheet”) for Giordano Albertazzi (“Executive”), dated as of October 3, 2022 (the “Term Sheet Execution Date”), sets forth employment terms by and on behalf of Vertiv Corporation and Vertiv Holdings Co (the “Company”) to promote Executive to (i) COO and President, Americas, effective as of the Term Sheet Execution Date and (ii) the CEO, effective as of January 1, 2023 (the “Transition Date”).

This Term Sheet shall constitute a binding commitment on the part of the Company and Executive. Prior to the Transition Date, the Company and Executive shall cooperate in good faith to memorialize the terms set forth this Term Sheet in more detailed agreement(s); provided, that unless and until any such more detailed agreement(s) are executed by the Company and Executive, this Term Sheet shall be binding, but shall terminate automatically in the event that Executive terminates his employment with the Company and its affiliates prior to the Transition Date. Executive agrees that as a condition of his promotion to CEO on the Transition Date, Executive shall work with the Company to take all necessary and appropriate steps to legally terminate his employment relationship with Vertiv S.r.l. (“Vertiv Italy”) effective as of immediately prior to the Transition Date, including the validation of the mutual consent termination and settlement agreement before the competent Italian body of conciliation for employees.

Position / Primary Work Location	Effective as of the Transition Date, Executive shall serve as CEO, with a primary work location at the Company’s headquarters located in Columbus, Ohio.
Annual Base Salary
$900,000, effective as of the Term Sheet Execution Date, which will be paid in Euros from the Term Sheet Execution Date through the Transition Date (converted using the exchange rate as of the Term Sheet Execution Date), and then paid in U.S. dollars commencing on the Transition Date.

Annual Bonus
Effective as of the Term Sheet Execution Date, incentive compensation opportunity under the Company’s Annual Incentive Plan (the “AIP”) targeted at 125% of new annual base salary, subject to proration for fiscal year 2022 in accordance with the terms of the AIP. To clarify, the 2022 AIP payment will be based 75% on current compensation (80% of $500K) and 25% on new compensation (125% of $900K).

Promotion Equity Award
Subject to approval by the Compensation Committee, on or about October 5, 2022, Executive shall be granted an award of 500,000 stock options under Vertiv’s 2020 Stock Incentive Plan (the “Equity Plan”) (valued at $2.095M with a $4.19 Black Scholes) and a per-share exercise price equal to the closing price of Vertiv’s common stock on the grant date. Such stock option shall be eligible to vest in equal annual installments on each of the first four anniversaries of the grant date, subject to Executive’s continuous employment through the applicable vesting dates. Such stock option shall be subject to the terms and conditions of the Equity Plan and an accompanying award agreement.

Annual Equity Awards
Subject to approval by the Compensation Committee and in accordance with the Company’s historical annual grant practices, in 2023 and each calendar year thereafter, Executive shall be eligible to receive an equity award under the Equity Plan with a target grant date fair value equal to $3,500,000, with such other terms and conditions as may be determined by the Compensation Committee in its sole discretion. Each such annual equity award shall be subject to the terms and conditions of the Equity Plan and an accompanying award agreement.

Non-Compete	Effective as of the Transition Date, Executive shall remain subject to his existing non-compete obligations under Vertiv’s Executive Employment Policy; provided that the Company shall not be obligated to pay any cash compensation to Executive in consideration for such non-compete obligations.

Assignment Benefits	The assignment benefits detailed in Executive’s existing employment arrangements (e.g., corporate housing in Columbus, Ohio, car arrangement in Italy, U.S. rental car reimbursement, etc.) shall remain in effect through March 14, 2023 ; provided that such assignment benefits shall cease thereafter.

Preparation of Italian and US Income Tax Returns for 2022 Only	The Company shall arrange and pay for the preparation of Executive’s Italian and U.S. income tax returns in Italy and the U.S. for calendar year 2022 only; provided that such arrangement and payment shall not be provided for any calendar year thereafter.

Income Tax Equalization	Executive shall remain eligible for income tax equalization through December 31, 2022 in accordance with Company policy and Executive’s existing employment arrangements; provided, however, that such income tax equalization shall be calculated on a pro forma basis excluding (i) any increase in compensation contemplated by this Term Sheet to occur beginning on the Term Sheet Effective Date and (ii) the Promotion Equity Award set forth in this Term Sheet. Executive shall not be eligible for tax equalization for compensation on or following the Transition Date.

Vacation / PTO	Effective as of the Transition Date, Executive shall be eligible to participate in the Company’s vacation/PTO policy and Executive shall waive any accrued vacation and unused holidays with Vertiv Italy.

Severance / Notice
Effective as of the Transition Date, Executive shall be eligible to receive severance benefits under Vertiv Executive Employment Policy.

Executive agrees that, effective as of the Transition Date, Executive shall no longer remain entitled to any statutory severance benefits provided under the laws of Italy (including, without limitation, Trattamento di Fine Rapporto) because he will be terminating his employment relationship with Vertiv Italy, as noted above. To the extent Vertiv is required to pay any severance amounts, any benefits under the Executive Employment Policy or the Executive Change of Control Plan shall be offset by such amounts.

Company Pension / 401(k)	Effective as of the Transition Date, Executive shall be eligible to participate in Vertiv’s 401(k) plan subject to the terms of the plan and shall cease to be eligible to participate in any Italian retirement or pension arrangements.

Executive Change of Control Plan	Executive shall remain an eligible participant in Vertiv’s Executive Change of Control Plan.
Company Health Benefits	Subject to enrollment windows and commencing on the Transition Date, Executive shall be responsible for the payment of 100% of the premiums of the Company's benefit programs, including medical, dental and vision (unless Executive elects alternative coverage).

Taxes	All amounts paid hereunder will be subject to applicable withholding taxes.
Relocation	Executive shall be entitled to receive standard tier 3 relocation benefits on or after the Transition Date.
Governing Law / Dispute Resolution	State of Delaware. To the extent permitted by law, any dispute in connection with this Term Sheet or more detailed agreement(s) arising out of this Term Sheet shall be resolved through confidential mediation, or confidential binding arbitration in accordance with an Arbitration Agreement pursuant to the Executive Employment Policy.

[signature page follows]

Agreed and accepted by:            Agreed and accepted by:

/s/ Giordano Albertazzi         /s/ Stephanie L. Gill
Giordano Albertazzi            Stephanie L. Gill, Chief Legal Counsel
                    On behalf of Vertiv Holdings Co

[Signature Page – Albertazzi Term Sheet]